For immediate release


                  COMMITTEE TO RESTORE STOCKHOLDER VALUE FILES
        DEFINITIVE PROXY STATEMENT AGAINST COMPETITIVE TECHNOLOGIES, INC.

AUGUSTA, GA (JANUARY 3, 2007) THE COMMITTEE TO RESTORE STOCKHOLDER VALUE announced today the filing on December 26, 2006 with the Securities Exchange Commission (SEC) of their definitive proxy statement to replace the current Board of Directors of Competitive Technologies, Inc. (AMEX: CTT), based in Fairfield, CT. The Committee is firmly committed to restore shareholder value to CTT by replacing the current Board of Directors, returning to the successful leadership of John B. Nano, CTT's former President and CEO, and implementing profitable business strategies.

The filing includes an Urgent Message to all CTT shareholders to VOTE FOR the Director Nominees selected by the Committee to Restore Stockholder Value to CTT. DO NOT VOTE for the current directors and management that have been in place the past 18 months while the stock market value of CTT has declined and share prices have dropped from over $10 per share to close at $2.32 per share on December 29, 2006, during a record overall positive stock market.

Registered shareholders are urged to vote their BLUE proxy card for the Committee's slate of Directors. Shareholders who own their CTT shares in the name of their bank or broker are urged to contact them for instructions on casting their proxy vote for the Committee's slate of Directors. The Committee reminds all CTT shareholders that the last dated proxy cast by the shareholder prevails.

The Committee asks all CTT shareholders to seriously consider the Committee's important message before casting their vote.

THE COMMITTEE BELIEVES THAT CTT SHAREHOLDERS DO INDEED DESERVE BETTER. CTT shareholders deserve:

+  Profits  vs.  losses
+  Rising  vs.  plummeting  stock  price
+ Purging of current leadership with their history of poor operating performance and costly legal actions against shareholders and employees
+ To recover shareholder funds from current management and certain of its attorneys for insider trading and other violations of law
+ To recover shareholder funds by a "class action" lawsuit against the current Board members by a group of shareholders
+ A new Board and management team with a proven track record of driving shareholder value

The Committee is dedicated to these listed goals and has recruited Mr. Nano to accomplish them, given his proven stellar track record for CTT shareholders in the past. The slate of Directors selected by the Committee has a proven reputation of substantial business success, both building and owning businesses, which have created shareholder value.

Regarding allegations, as noted in CTT's SEC filing of December 28, 2006, by CTT's current Board of the reason for Mr. Nano's termination, "we lost confidence ", the Committee believes CTT shareholders should let the results speak for themselves as to Mr. Nano's accomplishments at CTT: revenue growth, strong earnings and a rising stock price. CTT stock was the fourteenth largest percentage gaining stock in 2004 as reported by The Wall Street Journal during Mr. Nano's tenure. CTT's allegations are counter-intuitive; CTT shareholders understand the absurdity of the current Board's allegations. Mr. Nano was terminated after his refusal to sign the certification required by Sarbanes-Oxley largely due to the insider trading profits gained by certain current Board members and their affiliates.

For the record, Mr. Nano has actions underway to address misinformation recently published by the current Board alleging misappropriated use of Company documents and his receipt of an outside director's fee from MelanoTan Corporation. Mr. Nano vehemently disputes these false and misleading allegations.

Certain Committee members have brought facts showing insider trading by the current Board and management to the attention of lawyers for CTT, and have demanded the recovery of funds for CTT shareholders from losses directly caused by those violations. Additionally, to recover shareholder funds, a group of CTT shareholders are preparing to file a "class action" lawsuit against members of the current Board.

Additionally, prior to joining CTT, Mr. Kiley had been a friend and a golfing buddy in Virginia of CTT's Chairman, Richard Carver, for many years. Before Mr. Nano was hired by CTT, Mr. Carver presented his organization chart with Mr. Kiley as COO of the Company. Mr. Carver chose Mr. Kiley for his position at CTT, and directed Mr. Kiley's hiring. In light of the fact that Mr. Kiley presented false academic credentials, the Committee will explore action against management and Mr. Kiley to recover amounts paid Mr. Kiley.

This is not about Mr. Nano. This is about what is right for CTT's shareholders and the results speak volumes about the truth.

Under Mr. Nano's leadership at CTT, management delivered on its commitment to drive revenue growth, improve profitability, strengthen the balance sheet and significantly increase shareholder value. During the three-year period that Mr. Nano led CTT, revenue increased 546% and profits increased $9.7 million from a $4.0 million loss in fiscal 2002, to a $5.7 million profit in fiscal 2005. The stock price increased from $2.15 per share when Mr. Nano joined CTT in 2002, to a high of over $15 in March 2005 before insider selling involving the current Board and management. During Mr. Nano's tenure at CTT, market value increased from about $10 million in 2002 to over $100 million in 2005.

Licensing agreements were signed with Abbott Laboratories, Bayer Corporation, Diagnostic Products Corporation, Mayo Clinic, Cleveland Clinic and others, under John B. Nano's leadership and strategic plan. Mr. Nano resolved litigation and reached settlements resulting in funds to CTT from JDS Uniphase Corporation, Unilens and others. CTT acquired new technologies to commercialize, including nanotechnology bone cement and innovative RFID technology. These licensing agreements and other actions primarily under Mr. Nano's leadership resulted in generating 93% of the revenue of $14.2 million in fiscal 2005 with the balance of only 7% from legal awards.

During his tenure as CTT's President and CEO, Mr. Nano purchased shares of CTT stock up to a market price of approximately $11 per share. Mr. Nano did not sell any shares of CTT stock until the current Board terminated his employment, because he understood what would happen under this current Board and management following his termination. Mr. Nano was aware that prior to his joining CTT this same Board had CTT near bankruptcy, under SEC investigation and headed for delisting by the AMEX. Mr. Nano strongly believed that results under the current Board and management would again sink to the extremely disappointing levels that have, in fact, been reported for the last five straight quarters.

CTT's current Board and management have spent $9.6 million in the past five quarters, and results continue to be declining revenues and deepening losses, with greater retained revenue concentration on only one technology, homocysteine. CTT's current Board and management have failed to commercialize a successful new technology to replace the homocysteine assay technology when the patent expires in July 2007.

CTT has gone from strong profitability under Mr. Nano's leadership of $5.7 million for fiscal year 2005, to appalling losses today under the current Board. Profitability for fiscal year 2006 declined to a loss of $2.4 million, from a profit of $5.7 million for fiscal year 2005, as income declined by $8.1 million. For fiscal year 2006, revenues declined to $5.2 million from $14.2 million for fiscal year 2005, or a decrease of $9.0 million or 63%. Revenues continued to decline for first quarter fiscal year 2007 even further, with a drop to $0.9 million compared to $1.4 million for the same period a year earlier. CTT had a net loss of $1.1 million for first quarter fiscal year 2007, compared to a net loss of $0.3 million for the same period in 2006, resulting in losses for five straight quarters following the termination of Mr. Nano. Retained revenue concentration in one technology, homocysteine, has increased from 70% for 2006 to 79% in first quarter fiscal year 2007, exposing the Company to greater risk.

Over three years ago, Mr. Freed was appointed Chief Technology Officer with the primary responsibility to bring into CTT new technologies to commercialize; however, he now states he has not successfully done that as yet. The Committee does not believe that the current CTT Board of Directors and its management have demonstrated the positive actions needed to improve CTT's economic performance.

The Committee to Restore Stockholder Value urges all CTT shareholders to vote for its slate of Directors. The Committee believes that the extensive qualifications of their slate of candidates will return to CTT substantial business experience in CTT's business, a successful track record in managing growth, and serious management expertise through a legacy team. The Committee urgently asks for support of stockholders, advisors and brokers to restore CTT to profitability, to drive growth, and to increase shareholder value.

More information on the Committee's proxy filing (DFRN14A, filed by non-management on December 26, 2006) is available at the SEC website, http://www.sec.gov, under company filings. Any questions can be addressed by contacting the Committee.

Contact:     John  Derek  Elwin  III
Tel:         561-789-6449